EXHIBIT 4F


                    Amendment to Archer Separation Agreement


         This Amendment is made as of this 19th day of January, 1999, by and between Aseco Corporation, a Delaware corporation ( the "Company"), and Carl S. Archer, Jr. ("Archer").

                                    RECITALS


         WHEREAS, the parties hereto have entered into a Separation Agreement dated as of August 11, 1998 (the "Original Agreement"); and

         WHEREAS, the parties hereto desire to amend the Original
Agreement as set forth below;

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


         1. Definitions.

         Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Original Agreement.

         "Change in Control" shall mean (i) the sale, lease, transfer or other disposition by the Company of all or substantially all of its assets in a single transaction or a series of related transactions; (ii) the merger or consolidation of the Company with another entity in which the stockholders of the Company immediately prior to such merger or consolidation hold less than 50% of the outstanding voting stock of the surviving or resulting corporation immediately following such transaction; or (iii) the sale or exchange (to or with any person or entity other than the Company) by the stockholders of the Company of more than 50% of the outstanding voting stock of the Company in a single transaction or series of related transactions."

         "Merger" shall mean the merger or consolidation of the Company with another entity in which the stockholders of the Company immediately prior to such merger or consolidation hold less than 50% of the outstanding voting stock of the surviving or resulting corporation immediately following such transaction.


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         "Parent Corporation" means a corporation that is party to an Agreement effecting a Merger of the Company and a wholly-owned subsidiary of such corporation.

         2. Severance Payments. Section 4 of the Original Agreement is amended such that it shall supersede the prior Section 4 and read in full as follows:

                           "4. Severance Payments. As consideration for past
                  services rendered by Archer, the Company shall pay him $15,000 per month (net of all applicable withholding taxes) during the two-year period commencing on the first anniversary of the date of this Agreement; provided, however, that upon a Change in Control the Company shall pay Archer an amount equal to $520,000 minus the total amount theretofore paid to him pursuant to Sections 3 and 4 of this Agreement; and provided further, that if such Change in Control is a Merger, the Parent Corporation shall pay Archer within twenty-four (24) hours of the effective date of the Merger an amount of Parent Corporation common stock equal to $520,000 minus the total amount theretofore paid to him pursuant to Sections 3 and 4 of this Agreement, subject to the provisions of the merger agreement under which the Merger was effected and which are hereby incorporated by reference. The Company, in its sole discretion, shall have the right to prepay any or all amounts that it is required to pay pursuant to Sections 3 and 4 of this Agreement."

         3. Stock Options. Section 6 of the Original Agreement is hereby supplemented by adding an additional sentence to the end of such Section 6 that shall read in its entirety as follows:


                  "In the event of a Merger under which such options convert to options to purchase shares of the Parent Corporation's common stock ("Parent Options"), Archer shall exercise 100% of the Parent Options he holds within six months after the effective date of the Merger and shall exercise 50% of such Parent Options within three months after the effective date of the Merger."

         4. The Original Agreement is hereby supplemented by adding a new
Section 9 that shall read in its entirety as follows:


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                  "9. Consulting Services.

                           (a) In the event of a Merger, the Parent Corporation
                  shall engage Archer as a consultant to the Parent Corporation for a term of three (3) months following the effective date of the Merger in consideration for the payment of $40,000, payable to Archer within twenty-four (24) hours after the effective date of the Merger by the Parent Corporation in shares of the Parent Corporation Common Stock, subject to the provisions of the merger agreement by which the Merger is effected and which are incorporated herein by reference. During such term, Archer shall advise the Parent Corporation as to such specific areas regarding the operation of the business of the Parent Corporation as from time to time the Parent Corporation reasonably requests, provided, however, that Archer may decline to render advice with regard to any matter Archer reasonably concludes is outside of or beyond his area of expertise or for any other reasonable reason. Archer shall not be obligated to render consulting services hereunder for more than five (5) hours per month during the term of his engagement as a consultant. Archer shall not (i) be required to devote any specific amount of time to the business of the Parent Corporation or (ii) be required to attend any meeting in connection with the business of the Parent Corporation, except as Archer may agree in his discretion.

                           (b) Archer's relation to the Parent Corporation in
                  his capacity as a consultant shall be that of an independent consultant and contractor, and not as an employee, agent, officer, director or manager of the Parent Corporation."

         5. No Other Changes. All of the provisions of the Original Agreement shall remain in full force and effect.


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         IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.


                                                  ASECO CORPORATION


                                                  By:___________________________

                                                  Title:________________________




                                                  ______________________________
                                                  Carl S. Archer, Jr.



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